Exhibit 99.1

Press Release	Source: @Road, Inc.

@Road Appoints Leo Jolicoeur as Chief Marketing Officer

Jolicoeur Brings More Than 20 Years of Experience with Technology Companies to @Road

FREMONT, Calif.—(BUSINESS WIRE)—Aug. 23, 2004—@Road (NASDAQ:ARDI — News), a leading provider of mobile resource management (MRM) services, today announced that Leo Jolicoeur has joined the company as chief marketing officer. He brings more than 20 years of experience in marketing, product development and business development to @Road, with a strong background in the technology industry.

“We are delighted to announce Leo’s appointment to our executive team,” said Krish Panu, CEO of @Road. “With his wealth of experience, we believe Leo greatly enhances an already expert management team.”

Mr. Jolicoeur’s background includes numerous accomplishments. As Vice President, Product Marketing and Service Operations at WebEx Communications from 2000 to 2002, he led the team responsible for the company’s service creation and delivery, which yielded a fifteen-fold increase in service revenue. From 1995 to 1999, he held several roles at Infoseek, including Vice President, Online Services and Vice President, Infoseek International. While at Infoseek, Jolicoeur led the team that created and delivered a service offering which contributed to the successful acquisition of Infoseek by the Walt Disney Corporation. In addition, from 1984 to 1995, Jolicoeur held a variety of product marketing and product management positions with Apple Computer and Digital Equipment Corporation.

“Joining the @Road executive team is an opportunity I could not pass up,” said Jolicoeur. “@Road has demonstrated its leadership position by profitably providing innovative technology solutions using a pay-as-you-go subscription model, which sets the benchmark for mobile resource management service providers. I look forward to working with the team and contributing to the future growth and success of @Road.”

@Road also today announced that Linda Standen has elected to spend more time with her family but plans to remain with @Road as a consultant through the end of 2004.

About @Road

@Road (NASDAQ:ARDI — News) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 130,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the future growth, operating results and profitability of @Road, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-Q dated August 9, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc.

Contact:

@Road
Kathy Stahlman, 510-870-1144 (Media)
kstahlman@road-inc.com
David Lebedeff, 510-870-1317 (Investor Relations)
dlebedeff@road-inc.com